NATIONWIDE LIFE INSURANCE COMPANY
                              ONE NATIONWIDE PLAZA
                              COLUMBUS, OHIO 43215

                                   ENDORSEMENT
                                       TO
                CAPITAL PRESERVATION PLUS LIFETIME INCOME OPTION

GENERAL INFORMATION REGARDING THIS ENDORSEMENT

This endorsement revises the terms and conditions of the Capital Preservation Plus Lifetime Income Option (the "Option") to which it is attached. To the extent the terms of the Option and this endorsement are inconsistent, the terms of the endorsement shall control. Non-defined terms shall have the meaning given to them in the Contract and Option.

The additional charge assessed by the Option is not increased by this endorsement or exercise of the benefit provided herein.

PURPOSE

The purpose of this endorsement is to make an Immediate Withdrawal Benefit alternative available for election during the Capital Preservation Plus phase of the Option and to revise the Transfers provision of the Option. Please read the benefit descriptions and any corresponding restrictions carefully before making an election.

DEFINITIONS

The following definitions are added to the Contract:

     IMMEDIATE WITHDRAWAL BENEFIT - The dollar amount available for Surrender pursuant to an election made under this endorsement during the Capital Preservation Plus phase. Such dollar amount will be equal to [1% - 7%] of the Immediate Withdrawal Benefit Base available on the date a Surrender is processed by Nationwide.

     IMMEDIATE WITHDRAWAL BENEFIT BASE - The Program Guarantee Amount in effect on the date a written request to invoke the Immediate Withdrawal Benefit is recorded by Nationwide, subject to an adjustment for Surrenders thereafter in excess of the Immediate Withdrawal Benefit.

     REMAINING IMMEDIATE WITHDRAWAL AMOUNT - The total remaining dollar amount available to be Surrendered under the Immediate Withdrawal Benefit. Initially equal to the Immediate Withdrawal Benefit Base, the dollar amount is reduced by all Surrenders until it reaches zero.

IMMEDIATE WITHDRAWAL BENEFIT

Notwithstanding any other provision of this endorsement, if the Determining Life decides to begin taking withdrawals before the Capital Preservation Plus phase has been completed, a specific written election to invoke this Immediate Withdrawal Benefit may be made. A Surrender request alone cannot initiate this benefit. The Immediate Withdrawal Benefit is only available for election while a Program is in effect.

THE ELECTION TO INITIATE THE IMMEDIATE WITHDRAWAL BENEFIT IS IRREVOCABLE.

If the Immediate Withdrawal Benefit is elected, the following will apply:

     (1) All guarantees associated with the Capital Preservation Plus phase of the Option are terminated and replaced with the benefits described herein;

     (2) The required GTO allocation established upon election of the Program then in effect will remain in effect until the date on which the Program is due to expire;

     (3) The right to elect to enter the Lifetime Withdrawal phase or to establish a new Program of the Capital Preservation Plus phase is forfeit;

     (4) At least 60 days prior to the expiration date of the Program in effect when the Immediate Withdrawal Benefit was elected, Nationwide will notify the Determining Life in writing of available investment options and the need to make one election from the following two alternatives:

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          (a)  Return an investment election from the available options; or

          (b)  elect to discontinue this Option.

          If no election is received in writing and recorded by Nationwide at its home office in Columbus, Ohio by the expiration date of the Program, the Option will automatically terminate and all amounts allocated to the GTO for the Program will be allocated to a money market Sub-Account.

If the Option is terminated by election or failure to return an election, the additional charge will no longer be assessed.

An election to invoke the Immediate Withdrawal Benefit establishes the Immediate Withdrawal Benefit Base and permits, but does not require, the Determining Life to take Surrenders pursuant to the Immediate Withdrawal Benefit until the Remaining Immediate Withdrawal Amount is reduced to zero. The Immediate Withdrawal Benefit is non-cumulative and, after the first Surrender taken pursuant to this endorsement, is available each year on or after each Contract Anniversary until the Remaining Immediate Withdrawal Amount is exhausted.

SURRENDERS

Surrenders of the Immediate Withdrawal Benefit reduce the Remaining Immediate Withdrawal Benefit Amount on a dollar for dollar basis.

Surrenders in excess of the Immediate Withdrawal Benefit reduce the Immediate Withdrawal Benefit Base by the greater of either a dollar for dollar or proportional basis. The Remaining Immediate Withdrawal Amount will be reduced by the same dollar amount as the Immediate Withdrawal Benefit Base. NO EXCEPTION IS MADE FOR EXCESS AMOUNTS REQUIRED TO MEET INTERNAL REVENUE CODE MINIMUM REQUIRED DISTRIBUTION RULES.

Example:

   Assume that at the time of a Surrender the Immediate Withdrawal Benefit Base is $100,000; the Immediate Withdrawal Benefit percentage is 6%; the Remaining Immediate Withdrawal Amount is $56,000; and the Contract Value is $31,000.

   A partial Surrender of $11,000 is taken.

   $6,000 ($100,000 x 6%) is the allowed Immediate Withdrawal Benefit and reduces the Remaining Immediate Withdrawal Amount to $50,000 on a dollar for dollar basis ($56,000 - $6,000). The Immediate Withdrawal Benefit Base is unchanged at $100,000. The Contract Value is reduced to $25,000 ($31,000 - $6,000).

   The excess withdrawal of $5,000 will reduce the Immediate Withdrawal Benefit Base by the greater of $5,000 (a dollar for dollar reduction) or $20,000 (5,000/25,000*100,000 a proportional reduction), so that the Immediate Withdrawal Benefit Base is now $80,000 ($100,000 - $20,000). The Remaining Immediate Withdrawal Amount is reduced by the same dollar amount and is now $30,000 ($50,000 - $20,000). The Contract Value is $20,000 ($25,000 -
   $5,000).

If the Contract Value is reduced to zero before the Remaining Immediate Withdrawal Amount is reduced to zero, Nationwide will automatically pay the Immediate Withdrawal Benefit each year until the Remaining Immediate Withdrawal Amount is reduced to zero or this Option is terminated according to the Succession of Rights and Termination provision. Nationwide reserves the right to change the frequency of payments to an interval that results in payments of at least $20. However, in no event will Nationwide make payments under this option less frequently than annually.

Once the Remaining Immediate Withdrawal Amount reaches zero, the Immediate Withdrawal Benefit is complete, however, the additional charge will continue to be assessed against the remaining Contract Value, if any.

SURRENDERS PRIOR TO AGE 59 1/2 MAY RESULT IN THE IMMEDIATE APPLICATION OF TAXES AND PENALTIES UNDER SECTION 72 OF THE INTERNAL REVENUE CODE.

TRANSFERS

Regardless of whether or not the Immediate Withdrawal Benefit is elected, the Transfers section of the Option is revised with regard to Option 2 - Enhanced Equity Exposure Programs to delete the following:

     "No Transfers are permitted while an Option 2 - Enhanced Equity Exposure Program is in effect."

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And replace it with:

     When an Option 2 - Enhanced Equity Exposure Program is elected, Nationwide may require that the fund allocation selected at the time of application be maintained for the duration of the Program. However, transfers may be permitted based on the fund elected and investment options available at the time of a request.

The Determining Life will be advised in writing of any investment options made available for transfers under Option 2 - Enhanced Equity Exposure Programs at the time of application or at least 30 days prior to the addition of an option available for transfers.

Transfer requests that violate transfer restrictions will not be executed until/unless corrected. Nationwide will notify the Contract Owner if a requested transfer cannot be completed as submitted.

In all other respects, the Transfer provisions applicable to the Capital Preservation Plus phase, as described in the Option, will apply while the GTO allocation required under a Program is in effect.

After the expiration date of a Program during which the Immediate Withdrawal Benefit has been elected, the Transfer provisions applicable to the Lifetime Income phase will apply.


SUCCESSION OF RIGHTS AND TERMINATION

A full Surrender of the Surrender Value, full Surrender of the Death Benefit, election to discontinue the Option at the end of a Program period, failure to return an election by the end date of a Program, or Annuitization at any time terminates the Capital Preservation Plus Lifetime Income option and the ability to receive the Immediate Withdrawal Benefit.

Once the Remaining Immediate Withdrawal Amount reaches zero, the Immediate Withdrawal Benefit is terminated, however, the additional charge will continue to be assessed against the remaining Contract Value, if any.

Prior to the expiration date of a Program during which the Immediate Withdrawal Benefit has been elected, the Succession of Rights and Termination provisions applicable to the Capital Preservation Plus phase will apply.

After the expiration date of a Program during which the Immediate Withdrawal Benefit has been elected, the Succession of Rights and Termination provisions applicable to the Lifetime Income phase will apply.

CONTRACT MAINTENANCE CHARGE

Any Contract Maintenance Charge described in the Contract that is assessed against the Contract Value will be treated as any other Surrender and will reduce the Immediate Withdrawal Benefit Base, Remaining Immediate Withdrawal Amount and Contract Value accordingly.





Executed for Nationwide by:
/s/THOMAS E. BARNES                     /s/MARK R. THRESHER